Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190074) pertaining to the Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan of our report dated July 30, 2014, with respect to the statement of revenues and certain expenses of the nine-property industrial portfolio (“the Portfolio”) included in this Current Report (Form 8-K/A), filed with the Securities and Exchange Commission on July 30, 2014.

/s/ Ernst & Young LLP

San Diego, California

July 30, 2014